Exhibit 10.6

FORM OF PARTICIPATION AGREEMENT

Participant Name:	QHCCS, LLC

Effective Date:	The date of distribution of Quorum Health Corporation common stock

TABLE OF CONTENTS

1.	Definitions	1

2.	Purchase of Products and Services; Facilities	3

3.	Term and Custom Agreements	5

4.	Covenants and Responsibilities of HealthTrust	6

5.	Covenants and Responsibilities of Participant	7

6.	HealthTrust Disclaimer, Company Release and Indemnification	9

7.	GPO Fees, Rebates, and Global Sourcing Fees	9

8.	Termination	11

9.	Confidentiality	13

10.	Limitation of Liability	14

11.	Access to Books and Records	15

12.	Audit Rights	15

13.	Notices	15

14.	Assignment	16

15.	Entire Agreement	16

16.	Severability	16

17.	Governing Law; Consent to Jurisdiction	17

18.	Waiver of Jury Trial	17

19.	Counterparts; Means of Execution	17

20.	Amendment	18

21.	Data	18

22.	No Third-Party Beneficiaries	18

23.	Drug Enforcement Administration Registration Numbers	18

24.	Name and Logos	18

25.	Force Majeure	19

Exhibits

PARTICIPATION AGREEMENT

This Participation Agreement is between HealthTrust Purchasing Group, L.P. (“HealthTrust”), a Delaware limited partnership and the following entity (“Participant”) (together with all Exhibits, this “Agreement”).

Participant Legal Name:	QHCCS, LLC
d/b/a:
Address:	1573 Mallory Lane
City, State, Zip:	Brentwood, Tennessee 37027
State of Organization:	Delaware
Signer’s Name and Title:
Signer’s Phone Number:
Signer’s Email:

WHEREAS, HealthTrust is a “group purchasing organization” that is structured to comply with the requirements of the “safe harbor” regulations regarding payments to group purchasing organizations set forth in 42 C.F.R. §1001.952(j) and that maintains agreements with vendors for purchasing products, dietary products, equipment and services used by hospitals and other healthcare facilities as part of a group purchasing program; and

WHEREAS, Participant desires to participate in such group purchasing program, and to purchase products and services under such agreements in accordance with the terms and conditions thereof.

NOW, THEREFORE, in consideration of the premises as well as the agreements and covenants detailed in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

The following terms have the following meanings:

1.1	“Affiliate” means, with respect to any specified entity, any entity that directly or indirectly controls, is controlled by or is under common control with such specified entity. An entity shall be deemed to control another entity if such first entity has the power, directly or indirectly, to direct or cause the direction of the management and policies of such other entity, whether through ownership of voting securities, by contract or otherwise.

1.2	“Agreement” means this Participation Agreement, including all attachments, addenda, appendices and exhibits as amended from time to time.

1.3	“BAA” means a business associate agreement entered into between HealthTrust and a Vendor to address possible disclosure of Protected Health Information under HIPAA by a Facility to a Vendor.

1.4	“Compliance Level” has the meaning set forth in Section 5.2 hereof.

1.5	“Effective Date” means the date indicated in the title page of this Agreement.

1.6	“Eligibility Date” means the date Participant and Facilities will be able to start purchasing products and services under the Program.

1.7	“Facility” or “Facilities” means Participant, the Participant hospitals, other Participant healthcare facilities, and other entities that qualify as Affiliates of Participant and which are listed on Exhibit B for participation in the Program. Entities that are managed by QHR or any QHR Affiliates, or which are participants in any group purchasing organization owned by QHR or any QHR Affiliates, shall not qualify as Facilities of Participant under this Agreement and shall only be able to participate in the Program under the QPA Access Agreement and its own HealthTrust participation agreement.

1.8	“GPO Affiliation Certificate” means a certificate in the form set forth as Exhibit C hereto.

1.9	“GPO Fee” has the meaning set forth in Section 7.

1.10	“HCA” means HCA Holdings, Inc., a Delaware corporation, and any successor thereto.

1.11	“HealthTrust Website” means the portion of HealthTrust’s website that is restricted to access by participants in HealthTrust (www.healthtrustpg.com).

1.12	“HealthTrust Vendor Lists” has the meaning set for in Section 4.1.

1.13	“HIPAA” means the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. §1320d et seq.

1.14	“Party or Parties” means HealthTrust and Participant individually as Party or collectively as Parties.

1.15	“PHI” means Protected Health Information or individually identifiable health information.

1.16	“Products and Services” means the products, dietary products, pharmaceuticals, equipment and services, including distribution services, available under the Program pursuant to Vendor Contracts.

1.17	“Program” means the group purchasing program conducted by HealthTrust, pursuant to which Participant, its Facilities and other healthcare facilities are provided access to Vendor Contracts to purchase Products and Services.

1.18	“QHR” means Quorum Health Resources, LLC, a Delaware limited liability company that is an indirectly wholly owned subsidiary of Participant.

1.19	“QPA” means Quorum Purchasing Advantage, LLC, a Delaware limited liability company that is a wholly owned subsidiary of QHR.

1.20	“QPA Access Agreement” means the agreement entered into between QPA and HealthTrust by which QPA Facilities are able to participate in the Program.

1.21	“QPA Facility” or “QPA Facilities” means the healthcare providers that are members of and participate in the QPA GPO Program and that are not Facilities under this Agreement.

1.22	“QPA GPO Program” means the group purchasing program operated by QPA.

1.23	“Term” has the meaning set forth in Section 3.

1.24	“Vendor(s)” or “HealthTrust Vendor(s)” means the supplier(s) of Products and Services under HealthTrust Vendor Contracts.

1.25	“Vendor Contracts” means the purchasing agreements between Vendors and HealthTrust for the purchase of Products and Services through the Program, as well as any other agreements related thereto, such as, but not limited to, BAAs, which are listed on the HealthTrust Website, as updated from time to time by HealthTrust.

2.	Purchase of Products and Services; Facilities; Representations.

2.1	Eligibility Date. On the Eligibility Date, Participant and Facilities shall be eligible to purchase Products and Services under the Program. HealthTrust shall provide notice to Participant of the Eligibility Date.

2.2	Intent of Parties. It is the intent of the Parties to establish a business relationship that complies with the federal anti-kickback statute set forth in 42 U.S.C. §1320a-7b(b). The Parties agree that, for the purposes of this Agreement, HealthTrust is acting as a group purchasing organization. The Parties intend to comply with the requirements of the “safe harbor” regulations regarding payments to group purchasing organizations set forth in 42 C.F.R. §1001.952(j) and the Parties believe that this Agreement satisfies those requirements.

2.3

Exclusivity. Subject to the terms and conditions set forth in this Agreement and except for Participant’s membership in (i) Cardinal Health 188 LLC, doing business as VitalSource, for the purchase of oncology, rheumatology and other specialty pharmaceutical products, and in (ii) QPA for the purchase of products and services not available under HealthTrust Vendor Contracts, Participant hereby designates HealthTrust to act as the exclusive independent group purchasing organization for Participant and all Facilities. During the Term, neither Participant nor any of its Facilities shall utilize, participate in or maintain membership in any other group purchasing organization, or utilize any group purchasing, consulting, analytics or contracting services in any other group purchasing organization. Notwithstanding the foregoing, and with the exception of Cardinal Health 188 LLC, doing business as VitalSource, the Parties intend that this Agreement shall be the exclusive arrangement that Participant and its Facilities utilize for the purchase through a group purchasing organization or similar entity. Participant represents and warrants that its entering into this Agreement does not constitute a default or breach by Participant of any agreement to which Participant is a party; this warranty and representation shall remain in effect throughout the Term.

2.4	Authorization. Participant, on behalf of itself and its Facilities, hereby authorizes HealthTrust, as agent to: (i) negotiate the terms of and enter into Vendor Contracts, and to cancel or modify any Vendor Contracts as it deems necessary, advisable or appropriate; (ii) receive rebates from HealthTrust Vendors based on purchases under Vendor Contracts by Participant and Facilities, for payment by HealthTrust to Participant pursuant to Section 7.4; and (iii) receive from Vendors, distributors, and e-commerce companies, data relating to purchases of Products and Services under Vendor Contracts, as well as for products and services not purchased through Vendor Contracts, by Participant and Facilities.

2.5	No Separate Agreements. Participant and its Facilities shall not (itself or through third parties) negotiate amendments or modifications to Vendor Contracts or enter into separate agreements with Vendors for Products and Services without the prior written approval of HealthTrust.

2.6	GPO Affiliation Certificate. GPO Affiliation Certificate for Facilities (a copy of which is attached as Exhibit C) shall be executed for access to the Program.

2.7	Facilities Acquired by Participant. If Participant or any of its Affiliates acquires any new hospital or other healthcare facility, or enters into an agreement to manage the supply chain function of an independent healthcare provider, Participant shall advise HealthTrust in writing of such event within thirty (30) days following closing of the transaction. Unless otherwise mutually agreed, HealthTrust and Participant shall enter into an amendment adding such entity as a Facility effective not later than one hundred eighty (180) days following the date of such closing; or in the event such entity is subject to a membership agreement with another GPO signed prior to the closing date, not later than thirty (30) days following the expiration of the then existing term of the GPO membership agreement for such entity. Each entity must qualify as an Affiliate of Participant to qualify as a Facility and Participant must be able to meet its obligations under Section 5.6 as to any entity listed as a Facility.

2.8	Facilities Divested by Participant. Any Facilities divested by Participant or its parent Affiliate, or which no longer qualify as an Affiliate of Participant, shall be removed from participation under this Agreement at the conclusion of the transition period described as follows. In this event, Participant shall provide HealthTrust with written notice thereof at least thirty (30) days prior to the closing date of such divestiture or date of ceasing to be an Affiliate of Participant (“Divestiture Date”). Such divested Facility shall have the right to continue to participate under this Agreement for a ninety (90) day transition period following the Divestiture Date, or until the divested Facility commences participation with a competitor GPO, whichever first occurs. During such transition period, the divested Facility shall participate under this Agreement as an independent member of HealthTrust separate from Participant and the non-divested Facilities. All payments for rebates earned by the divested Facility during such transition period and any reports or other communications shall be provided by HealthTrust directly to the divested Facility.

2.9	Purchase of Products and Services. The Facilities shall have access to the Program and may purchase Products and Services under Vendor Contracts. Each Facility that makes a purchase shall be subject to all terms and conditions of this Agreement.

2.10	Compliance with Law. HealthTrust and Participant hereby each represent that it will comply with all applicable laws and regulations with respect to its performance under this Agreement.

3.	Term and Custom Agreements.

3.1	Term. Subject to termination under Section 8, this Agreement shall be in effect for a period of five (5) years commencing on the Effective Date (“Initial Term”) with automatic renewals thereafter for periods of five (5) years each (“Renewal Term”) unless either Party provides notice of non-renewal at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term. “Term” means collectively the Initial Term and all Renewal Terms.

3.2	Custom Agreements. In the event this Agreement expires or is terminated without being replaced by a new participation agreement, any separate agreement or commitment entered into by Participant or any of its Facilities under any Vendor Contract (“Custom Agreement”) shall terminate concurrently with this Agreement unless such Custom Agreement (i) expressly provides that it survives termination of this Agreement, or (ii) has a stated term related to the purchase or lease of capital equipment and does not have any automatic termination provision in the event Participant and/or Facilities no longer participate in the Program.

3.3	Survival. To ensure regulatory compliance and to permit Participant and its Facilities to meet their contractual commitments to HealthTrust Vendors: (i) if a Vendor permits Participant to actually purchase Products and Services under any Vendor Contracts after the designated termination or expiration date for this Agreement; or (ii) Participant or any Facility has an obligation to purchase Products or Services under its own commitment under a Vendor Contract or Custom Agreement, then Participant remains a member of the Program and this Agreement remains in effect on a non-exclusive basis for such limited purposes and for so long as such purchases continue, HealthTrust shall have the right to retain all of the GPO Fees received for purchases of Products and Services made after the designated termination or expiration date of this Agreement, and shall have no obligation to allocate any portion of the GPO Fees under Section 4.5 for such purchases.

3.4

Vendor Audits. From time to time, HealthTrust, in its sole discretion, may perform periodic audits of Vendors for purposes including verifying their compliance with: (i) the pricing and other terms of Vendor Agreements; (ii) the amounts paid and payable by participants to Vendor under Vendor Agreements; and (iii) the GPO Fees and Rebates payable by Vendor. Participant agrees that, as fair market value compensation for HealthTrust’s performance of the auditing function, HealthTrust may retain up to ten percent (10%) of the aggregate net positive sum (if any) recovered on behalf of Participant as a result of such audits of purchases during the Term (e.g., overpayments; Rebates), and will pay the balance to Participant. HealthTrust shall disclose to Participant the total amount of any such recovery and the amount retained by HealthTrust for such audits and pay the net amount to Participant in accordance with

Section 7.4. Notwithstanding the foregoing, and subject to Section 3.3, HealthTrust shall have the right to retain the full amount of any recoveries from audits performed more than one (1) year following the termination or expiration of this Agreement, excluding any period for survival as stated in Section 3.3.

4.	Covenants and Responsibilities of HealthTrust.

4.1	Access to the Program. HealthTrust shall provide Participant with access to the HealthTrust Website. HealthTrust maintains a current list of Vendor Contracts on the HealthTrust Website which are hereby incorporated as part of this Agreement (“HealthTrust Vendor Lists”). The HealthTrust Website also provides access to Products and Services, pricing, delivery, ordering requirements and other terms thereof, available for purchase under Vendor Contracts, which can be accessed in the secure section of HealthTrust’s Website under the tab titled “Contracts”. HealthTrust shall notify Participant of new Vendor Contracts and shall periodically update the HealthTrust Website to provide a current list of Vendor Contracts. The Parties hereby agree that, upon posting an updated list of Vendor Contracts on the HealthTrust Website, this Agreement shall be deemed amended to incorporate such updated list of Vendor Contracts. Participant and its Facilities agree: (i) to periodically (at least annually) check such website to obtain a copy of this updated list of Vendor Contracts; and (ii) to comply with all terms and conditions of access and use of the HealthTrust Website, as provided on such HealthTrust Website.

4.2	Notification to Vendors. HealthTrust shall notify HealthTrust Vendors that Participant and its Facilities are eligible to purchase under Vendor Contracts.

4.3	HealthTrust Conferences. HealthTrust may host conferences in which educational presentations are provided for members and HealthTrust Vendors participate in a vendor event in which their products and services are featured to member attendees. In such event, a limited number of Participant representatives may be permitted to attend such conferences with HealthTrust underwriting a portion of the costs thereof. The number of Participant representatives invited and the costs covered shall be at the discretion of HealthTrust, but will generally be comparable to that provided other members of HealthTrust of similar size as Participant.

4.4	Services by HealthTrust Affiliates. Participant acknowledges that HealthTrust and partners in HealthTrust have Affiliates that provide healthcare services and other kinds of services related to the provision of healthcare. Certain of these Affiliates may, from time to time, make proposals to, or do business with, Participant or its Affiliates. Participant and its Affiliates shall not be required to accept any such proposal, or to do any such business, as a result of this Agreement or any other business relationship between HealthTrust and Participant and their respective Affiliates. It is understood by the Parties that execution of this Agreement does not give rise to any obligation whatsoever, either express or implied, on the part of Participant or any of its Affiliates to provide any business or referrals to HealthTrust, any partner in HealthTrust, or any Affiliates of HealthTrust or any Affiliates of such partner

4.5

Commencing on the Effective Date and for the balance of the Term, HealthTrust agrees to pay to Participant              percent (    %) of the GPO Fees received by HealthTrust from HealthTrust Vendors in connection with purchases under HealthTrust Vendor

Contracts by Participant and Facilities made during the Term. HealthTrust shall make payments of such GPO Fees, together with supporting documentation, directly to Participant for Participant and all Facilities, not less frequently than monthly. Participant acknowledges that such amounts received shall be considered a discount and that it intends to comply with the requirements stated in Section 7.5 of this Agreement. Notwithstanding the foregoing, no GPO Fees will be shared with Participant under any pharmacy benefit management agreement or any other agreement where the products and/or services are governed by ERISA, as well as any insurance programs offered by HealthTrust.

4.6	Warranty of Non-Exclusion. HealthTrust hereby represents and warrants that it is not currently excluded, debarred, or otherwise ineligible to participate in Federal healthcare programs as defined in 42 USC § 1320a-7b(f) or any state healthcare program (the “Healthcare Programs”) and to HealthTrust’s knowledge, is not under investigation or otherwise aware of any circumstances which may result in HealthTrust being excluded from participation in Healthcare Programs. These representations and warranties shall be ongoing during the Term, and HealthTrust shall immediately notify Participant of any change in the status of the representations and warranties set forth in this Section 4.6.

5.	Covenants and Responsibilities of Participant.

Participant, for itself and for each of the Facilities that purchase under Vendor Contracts, whether or not set forth on Exhibit B, represents and warrants to, and covenants with, HealthTrust as follows:

5.1	Compliance with Contract Terms. Participant will cause each of the Facilities to: (i) comply with all terms of this Agreement as if a party hereto; (ii) comply with all terms of Vendor Contracts, including without limitation, payment terms and compliance levels; and (iii) execute separate agreements or acknowledgements as reasonably requested by HealthTrust or any particular HealthTrust Vendor evidencing such Facility’s participation in the Program and agreement to comply with the terms of this Agreement and the relevant Vendor Contracts.

5.2	Meeting the Compliance Level. Subject to any exceptions expressly stated in this Agreement, for: (i) the twelve-month period commencing on the Eligibility Date; and (ii) each twelve-month period commencing on the first day of each calendar quarter during the Term, Participant and its Facilities in the aggregate shall meet or exceed the Compliance Level. “Compliance Level” means of all products and services purchased by Participant and Facilities which are the same or comparable to Products and Services available under Vendor Contracts with a sole, dual or multi-source award status, at least eighty percent (80%) of such purchases (as measured in dollars spent by Participant and Facilities) were made under Vendor Contracts. Notwithstanding the foregoing, purchases of products or services other than under Vendor Contracts, when necessary for patient care considerations that are not able to be met by Products and Services, shall not be included in the calculation for meeting the Compliance Level.

5.3

Compliance Certificate. At the request of HealthTrust, within sixty (60) days after the last day of any calendar quarter, Participant shall deliver to HealthTrust a certificate to the effect that Participant and its Facilities are in compliance with Section 5.2 in respect of the twelve-month period ending on the last day of such calendar quarter. Such certificate shall set forth the information described on Exhibit D and such additional information as HealthTrust shall reasonably request.

5.4	Existing Vendor Contracts. In the event that Participant’s existing Vendor Contracts set forth on Exhibit A do not permit Participant to comply with Section 5.2 with respect to one or more Facilities and any one or more particular Vendor Contracts, Participant shall transition such Facility or Facilities to the particular Vendor Contracts in the Program at the first appropriate opportunity. Nothing in this Section 5.4 shall be construed to require or encourage Participant or any of its Facilities to improperly terminate or breach in any way any existing Vendor Contract to which Participant or any of its Facilities is a party.

5.5	Purchases Are For Own Use. Participant agrees that all products purchased by it or its Facilities under Vendor Contracts will be for use in the provision of healthcare services in its Facilities, and not for resale or distribution to third parties other than in the course of the provision of healthcare services by such Facilities. Participant acknowledges that such prohibition on resale and distribution extends to resale or distribution to physician practices other than those owned, controlled, or managed by Participant and listed on Exhibit B. The Parties acknowledge that to the extent any Vendor Contracts contain prohibition of purchases by physician practices, physician practice Facilities shall not be able to purchase under those contracts until so advised by HealthTrust.

5.6	Affiliates of Participant. Participant warrants that all Facilities as of the Effective Date and as later added to Exhibit B by amendment, qualify as Affiliates of Participant and furnish services to third parties for which payment may be made in whole or in part under Medicare or a state healthcare program.

5.7	Warranty of Non-Exclusion. Participant hereby represents and warrants that it and its Facilities are not currently excluded, debarred, or otherwise ineligible to participate in the Healthcare Programs and to Participant’s knowledge, are not under investigation or otherwise aware of any circumstances which may result in Participant or any Facility being excluded from participation in the Healthcare Programs. These representations and warranties shall be ongoing during the Term, and Participant shall immediately notify HealthTrust of any change in the status of the representations and warranties set forth in this Section 5.7.

5.8	Business Associate Agreements. Participant acknowledges and agrees that HealthTrust may provide on the HealthTrust Website, copies of BAAs as a convenience for all HealthTrust participants. HealthTrust does not accept any legal, financial or other obligation or responsibility relating to the BAAs or the posting of BAAs. Participant further acknowledges and agrees that it is solely responsible for determining if the BAAs meet its own legal and other obligations under HIPAA and any other laws and regulations. Participant further acknowledges that there may be certain Vendors which have not entered into a BAA with HealthTrust. HealthTrust does not accept any legal, financial, or other obligation relating to Participant’s reliance on the absence of a BAA between a Vendor and HealthTrust as suggesting that a BAA is not required, and Participant is solely responsible for determining: (i) whether a BAA with a Vendor is required; and (ii) the content of any such BAA.

5.9	HealthTrust is Not a Business Associate. It is not the intent of this relationship to have PHI disclosed by Participant or any Facility to HealthTrust or to, in any way, make HealthTrust a business associate (as defined in HIPAA) to Participant or any Facility.

6.	HealthTrust Disclaimer, Company Release and Indemnification

6.1	Disclaimer. All purchases under Vendor Contracts by Participant and its Facilities for Products and Services shall be between Participant or such Facility as applicable and the Vendor. HealthTrust shall not be a party to any such purchases and shall have no liability under any such agreement or with respect to any such purchases or any Products and Services furnished under any such agreement. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING: (i) HEALTHTRUST DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY PRODUCTS AND SERVICES SOLD BY ANY HEALTHTRUST VENDOR; AND (ii) PARTICIPANT HEREBY EXPRESSLY RELEASES HEALTHTRUST FROM ANY AND ALL LIABILITY AND CLAIMS RELATING TO THE PRODUCTS AND SERVICES, AND ANY BREACH OR ALLEGED BREACH OF WARRANTY IN CONNECTION WITH THE PRODUCTS AND SERVICES.

6.2	Participant/Facility Indemnity. Participant and its Facilities shall defend, indemnify and hold harmless HealthTrust, the partners in HealthTrust, and their respective Affiliates, agents, officers, directors and employees (the “Indemnitees”) from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees, witness fees, investigation expenses, any and all other out-of-pocket expenses, any punitive or consequential damages, and any other expenses incident thereto), in connection with third party claims or actions relating to acts or omissions of Participant and Facilities which relate in any way to this Agreement or purchases from Vendors, including without limitation, any claims resulting from a failure to pay for any Products and Services purchased by Participant or any of its Facilities, any product liability claims associated with the Products and Services purchased by Participant or any of its Facilities, or any failure to comply with Participant’s obligations to allocate Rebates under Section 7.4.

7.	GPO Fees, Rebates, and Global Sourcing Fees.

7.1	GPO Fees. Participant acknowledges that: (i) HealthTrust will receive payment of fees for administrative and other services provided by HealthTrust from Vendors based on Products and Services purchased, licensed or leased by Participant and its Facilities (“GPO Fees”) during the Term; (ii) the percentage of the GPO Fees will generally be three percent (3%) or less from each Vendor if a GPO Fee is paid, but may in some cases be higher; and (iii) HealthTrust will receive GPO Fees from some Vendors that are distributors of Products in amounts that are one percent (1%) or less but resulting in an aggregate GPO Fee from both HealthTrust Vendor manufacturer and HealthTrust Vendor distributor that may exceed three percent (3%) of the purchase price paid by a Facility, but which shall not exceed four percent (4%) of the purchase price paid by a Facility. With respect to Vendor Contract between AT&T and HealthTrust for long distance telephone services, HealthTrust receives a GPO Fee of four and one half percent (4.5%).

7.2	The HealthTrust Website. The HealthTrust Website includes: (a) a list of Vendor Contracts; (b) a list of Vendor Contracts where HealthTrust Vendors have agreed to pay GPO Fees of three percent (3%) or less; (c) a list of Vendor Contracts with distributors listing the GPO Fee to be paid to HealthTrust by each distributor; and (d) a list of Vendor Contracts where HealthTrust Vendors have agreed to pay GPO Fees to HealthTrust greater than three percent (3%), including the specific percentage of the GPO Fee or the maximum GPO Fee.

7.3	Disclosure of GPO Fees. HealthTrust shall disclose to Participant on an annual basis, in writing, with respect to purchases of Products and Services by each Participant and by each of the Facilities, the names of HealthTrust Vendors and the specific amount of GPO Fees received from each such Vendor for Products and Services purchased by Participant and its Facilities. HealthTrust shall disclose to the Secretary of the United States Department of Health and Human Services, upon request, the amount of GPO Fees received by HealthTrust from each Vendor with respect to Products and Services which are purchased, licensed or leased by Participant and its Facilities. Participant will disclose the applicable GPO Fee information provided by HealthTrust regarding such GPO Fees to each of its Facilities.

7.4	Rebates. HealthTrust will pay to Participant any funds received from Vendors designated as Vendor rebates based on purchases of Products and Services by Participant and its Facilities during the Term. Participant acknowledges that any such rebates received from HealthTrust in respect to purchases made under HealthTrust Vendor Contracts will be allocated among all Facilities participating in the Program in amounts proportionate to the dollar amount of Products and Services giving rise to such rebate purchased by each Facility participating in the Program and as otherwise required by law and/or regulation. The amount of any rebate distributed to Participant shall be treated as a discount to Participant’s and Facilities’ cost for the applicable Products and Services. Participant is responsible for allocating any such rebate so received, as well as any rebate received directly from any Vendor, among its Facilities and for providing all required information regarding such rebate amounts and allocations to its Facilities as required by law and/or regulation. It is the intent of the Parties to establish a business relationship that complies with the Medicare, and Medicaid anti-kickback statutes set forth at 42 U.S.C. §1320a-7b(b). In certain instances, invoices from Vendors may not accurately reflect the net cost of Products and Services to Participant and/or Facility. Where a discount or other reduction in price is applicable, the Parties also intend to comply with the requirements of 42 U.S.C. §1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth in 42 C.F.R. §1001.952(h). In this regard, the Parties acknowledge that Participant will satisfy, and ensure that its Facilities satisfy any and all legal and regulatory requirements imposed on buyers. Thus, Participant will accurately report, under any state or federal program that provides cost or charge based reimbursement for the Products and Services covered by this Agreement, the net cost actually paid by the Participant and/or Facility, pursuant to such Vendor Contracts.

7.5

Participant acknowledges that any portion of GPO Fees or other payments made by HealthTrust to Participant pursuant to this Agreement shall be considered a discount. Participant agrees to allocate the GPO Fees received between each of its Facilities based on their respective purchases under HealthTrust Vendor Contracts. Participant further represents that it intends to comply with the requirements of 42 U.S.C. section 1320a-7b(b)(3)(A)

and the “safe harbor” regulations regarding discounts or other reductions in price set forth at 42 C.F.R. section 1001.952(h). In this regard, Participant will satisfy, and ensure that its Facilities satisfy, any and all legal and regulatory requirements imposed on buyers. Thus, Participant and its Facilities will accurately report, under any state or federal program that provides cost or charge based reimbursement for the Products and Services covered by this Agreement, the net cost actually paid by the Participant and/or Facility, pursuant to HealthTrust Vendor Contracts.

7.6	Global Products and Global Sourcing Fee. Participant acknowledges that HealthTrust is engaged in a program to achieve savings on products (“Global Products”) by sourcing them internationally through a coordinated arrangement with a third party (or third parties). Due to the investment of HealthTrust in this program, as well as the services and clinical expertise that HealthTrust will dedicate to sourcing products globally, pricing for Global Products made available to Participant and Facilities for purchase may also include a fee payable to HealthTrust (a “Global Sourcing Fee”). While the Global Sourcing Fee is not calculated based on a specific formula related to sourcing costs, the amount of the Global Sourcing Fee will range from zero percent (0%) up to a maximum of five percent (5%) of the sourcing costs. As used in this Section, “sourcing costs” includes costs for purchasing Global Products from the manufacturer and transportation and logistics costs for delivery to the distribution warehouse.

8.	Termination.

8.1	HealthTrust’s Right to Terminate for Non-Compliance or Breach.

8.1.1	Termination for Non-Compliance or Breach. HealthTrust shall have the right to terminate this Agreement on ninety (90) days’ prior written notice to Participant if: (i) Participant and its Facilities, taken as a whole, fail to maintain the Compliance Level for any two consecutive calendar quarters; (ii) Participant or any of its Facilities fails to comply with the terms and conditions of any of Vendor Contracts; or (iii) Participant or any of its Facilities otherwise breaches any material provision of this Agreement, provided, however, that HealthTrust may so terminate this Agreement in the event of a breach described above only if HealthTrust shall have given Participant written notice of the specifics of the breach and Participant shall not have cured such breach or caused such breach to be cured within ninety (90) days after receipt of such written notice. Notwithstanding the foregoing, in the event Participant is in breach of the exclusive group purchasing provisions in Sections 2.3 of this Agreement, HealthTrust may terminate this Agreement immediately if such breach has not been cured within fifteen (15) days following Participant’s receipt of written notice of such breach. The foregoing termination rights shall be in addition to the rights and remedies provided in Section 9.5 or elsewhere in this Agreement, or at law or equity. HealthTrust’s termination rights under this Agreement shall not be construed to alter, modify or limit in any way HealthTrust’s or any Indemnitee’s rights and remedies as an Indemnitee under this Agreement.

8.1.2

Termination for Transfer of Ownership or Bankruptcy of Participant. HealthTrust shall also have the right to terminate this Agreement in its entirety upon ninety (90) days’ prior notice: (i) upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of Participant or its ultimate parent or any permitted assignee to an independent third party (upon assignment to such assignee); (ii) in the event that more than forty-nine percent (49%) of Participant’s capital stock or equity ownership, or the capital stock or equity ownership of its ultimate parent, or any such permitted assignee is transferred to an independent third party entity; (iii) upon Participant filing for protection under any bankruptcy laws or being the subject of any involuntary bankruptcy proceeding; or (iv) upon Participant and all Facilities failing to make any purchases under any Vendor Contracts over any sixty (60) day period. If Participant ceases to do business as a going concern at the address(es) listed on Exhibit B or any subsequent new address for which notice has been provided to HealthTrust, HealthTrust shall have the right to terminate this Agreement effective fifteen (15) days after sending notice of termination to Participant.

8.1.3	Termination for Transfer of Ownership or Bankruptcy of a Facility. HealthTrust shall also have the right to terminate this Agreement with respect to any particular Facility, upon ninety (90) days’ prior notice to Participant and the Facility: (i) upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of the Facility to an independent third party; (ii) in the event that more than forty-nine percent (49%) of the Facility’s capital stock or equity ownership is transferred to an independent third party entity; (iii) upon Facility filing for protection under any bankruptcy laws or being the subject of any involuntary bankruptcy proceeding; (iv) upon Facility failing to make any purchases under any Vendor Contracts over any sixty (60) day period; or (v) if Facility is managed by Participant, upon termination of Participant’s agreement with Facility to manage its material management function. HealthTrust shall also have the right to terminate this Agreement with respect to any Facility with fifteen (15) days’ prior notice upon the Facility becoming a member of another group purchasing organization. If a Facility ceases to do business as a going concern at the address(es) listed on Exhibit B, HealthTrust shall have the right to terminate this Agreement with respect to such Facility effective fifteen (15) days after sending notice of termination to Participant and the Facility.

8.2	Participant’s Right to Terminate; Sole Remedy. Except as provided in Section 9.6, as its sole remedy Participant may terminate this Agreement if HealthTrust (including HealthTrust employees, agents, officers, partners or subcontractors) breaches any material provision in this Agreement and fails to cure such breach within ninety (90) days from receipt of written notice thereof.

8.3

No Continuing Obligations. Upon termination of this Agreement, HealthTrust shall have no further obligations hereunder, including, without limitation, no obligation to maintain, update or advise Participant or its Facilities concerning any Products or Services, except (i) as necessary to support any continuing contracts under Section 3.3, (ii) to receive, process and pay to Participant its allocable portion of any rebates earned prior to termination, and (iii) to provide the applicable reporting for rebates and GPO Fees with respect to Participant purchases from Vendors made prior to termination or for any Custom Agreements that remain in effect after the date of intended termination. HealthTrust shall have no obligation to pay Participant any amounts received by HealthTrust from Vendors more than one (1) year after termination of this Agreement based on purchases by Participant or Facilities under Vendor Contracts. Participant shall remain obligated to pay for all purchases by it and the Facilities made under such Vendor Contracts.

9.	Confidentiality.

9.1	Confidential Information. “Confidential Information” is defined to include the terms and exhibits of this Agreement, all information, documents and instruments (including, without limitation, all information regarding the pricing, rebates, discounts, shipping terms and other terms and conditions of Vendor Contracts) delivered or otherwise provided to Participant or its Facilities, or any of their agents, directors, officers or employees as well as information relating to quantities of Products and Services purchased by Participant and/or its Facilities, except as otherwise expressly provided in this Agreement.

9.2	Confidentiality Requirements; Authorization to use Confidential Information. Participant agrees that throughout the Term and for a period of five (5) years thereafter it and Facilities shall maintain all Confidential Information in strict confidence, shall use such Confidential Information only as is required in connection with its provision of healthcare services, and may disclose such Confidential Information only on a “need to know” basis to its duly authorized officers, directors, representatives, consultants, accountants, attorneys and agents and to the duly authorized officers, directors, representatives and agents of its Affiliates, subject to the confidentiality provisions contained in this Agreement and any Vendor Contract. Participant shall communicate to each recipient the confidentiality obligations of this Agreement, and shall cause those persons to hold Confidential Information in strict confidence as if a party hereto. Prior to receipt of any Confidential Information, Participant shall submit the above described non-employees of Participant or any Facility (e.g., consultants) (“Other Persons”) to HealthTrust for approval, not to be unreasonably withheld, and for signing, a written confidentiality agreement prepared by HealthTrust. Notwithstanding anything herein to the contrary, the definition of “Other Persons” shall not include any entity that functions as a group purchasing organization or is an Affiliate of such an entity, such disclosures being expressly prohibited unless approved in advance in writing by HealthTrust, except as to QPA, for which consent is expressly provided by HealthTrust. HealthTrust will maintain in confidence the quantities of Products and Services purchased by Participant and its Facilities and any other information on written documents disclosed to HealthTrust by Participant and labeled as “Confidential” (“Participant Confidential Information”) and to not disclose such Participant Confidential Information to any third parties, except that HealthTrust may use and disclose Participant Confidential Information as permitted in Section 21, Data.

9.3	Exceptions. Notwithstanding the foregoing, no Party shall be prohibited from using or permitting the use of and no Party shall be required to hold in confidence any information to the extent that: (i) such information is or becomes available in the public domain, or publically known, through no fault of such Party; or (ii) such information is lawfully acquired by such Party from sources other than a Party, any Facility or Affiliate of such Party, or any of their respective agents, directors, officers or employees, and the acquisition of such information is without restriction of further disclosure and, to the knowledge of the acquiring Party, is not in breach of any confidentiality obligation to which the Party providing such information is subject.

9.4	Government Facilities. Notwithstanding Section 9.2, in the event that any Facility is a governmental unit and is required by law to disclose certain confidential information to the public, Participant shall not be liable pursuant to Section 9.2 above, provided, that such Facility: (i) furnishes only that portion of the information which such Facility is required by law to disclose; (ii) furnishes such information only in a manner to the extent that is required to comply with applicable laws and regulations; (iii) informs HealthTrust of the required disclosure and the legal basis on which such disclosure is required to be made prior to making such disclosure; and (iv) affords HealthTrust the opportunity to intervene for the purpose of seeking an appropriate protective order or otherwise protecting HealthTrust’s interest in the information to be disclosed.

9.5	Compelled Disclosures. To the extent that a Party, any Affiliate of a Party, any Facility or, to the knowledge of such Party, any current or former employee of any such Party or entity is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information required to be kept confidential pursuant to Section 9.2 above, such Party will take all necessary action to maintain, or cause to be maintained (and to cause any such Affiliate or Facility, or in respect of a current or former employee, to use its reasonable efforts to cause such employee to maintain) the confidentiality of such information and to provide prompt notice to the other Party, so that such other Party may seek an appropriate protective order or waive compliance with Section 9.2 above. If, in the absence of a protective order or the receipt of a waiver hereunder, the person who has received such a request is, nonetheless, in the reasonable written opinion of counsel, legally required to disclose such information, such person may disclose such information, and no Party shall be liable pursuant to Section 9.2 above, provided, that such person: (i) furnishes only that portion of the information which it is legally compelled to disclose; and (ii) exercises its reasonable efforts to obtain assurance that confidential treatment will be accorded to the disclosed portion of the information. Notwithstanding the foregoing, each Party shall be permitted to disclose confidential information in any proceeding in which it is in an adversarial position to the other Party. HealthTrust consents to Participant disclosing to the United States Securities and Exchange Commission (“SEC”) for its review and for public publication a copy of this Agreement in connection with Participant’s Registration Statement, with the understanding that Participant will endeavor to the extent reasonably possible to obtain consent from the SEC for redaction of Section 4.5 of this Agreement.

9.6	Remedies for Breach of Confidentiality. In the event HealthTrust, Participant or any of its Facilities breaches any confidentiality obligation provided herein, the non-breaching entity shall be entitled to specific performance and injunctive relief, without any showing of irreparable harm or damage. Any requirement for the securing or posting of any bond, or submitting proof of the economic value of any trade secret in connection with such remedy is hereby waived. Such remedies shall not be deemed to be the exclusive remedies for any breach by HealthTrust, Participant or any of its Facilities of any confidentiality obligation herein, and will be in addition to all other remedies available at law or in equity.

10.	Limitation of Liability.

Except for indemnification and confidentiality obligations provided herein, in no event will Participant, Facilities, HealthTrust or any of their respective Affiliates, agents, officers,

directors and employees be liable to each other for any indirect, punitive, special, incidental or consequential damage each may suffer in connection with or arising out of this Agreement (including loss of profits, use, data or other economic advantage), however it arises, whether for breach of this Agreement, or in tort, even if they have been previously advised of the possibility of such damage.

11.	Access to Books and Records.

Until the expiration of four (4) years after the Term (including any renewal term), HealthTrust shall make available to the Secretary of the United States Department of Health and Human Services, the United States Comptroller General, and their duly authorized representatives, in accordance with 42 C.F.R. § 420.300 et seq., this Agreement and all books, documents, and records necessary to certify the nature and extent of the costs of the services provided by HealthTrust hereunder. If HealthTrust carries out any of its duties hereunder through a subcontract worth $10,000 or more over a twelve-month period with a related organization, the subcontract also shall contain an access clause to permit such access by the Secretary, the Comptroller General, and their duly authorized representatives to the related organization’s books, documents and records. The Parties agree that any attorney-client, accountant-client or any other legal privilege shall not be deemed waived by virtue of the provisions of this Section 10.

12.	Audit Rights.

HealthTrust shall have the right, at its expense, to review and audit the books, records, and documents (whether in hardcopy, electronic or other form) of Participant and the Facilities to verify compliance with their obligations under this Agreement, the volumes of purchases of Products and Services under Vendor Contracts, and to obtain any data and information required for HealthTrust to fulfill its responsibilities as a group purchasing organization for healthcare providers. The audit shall be conducted only after reasonable notice and during normal business hours, and may be conducted by HealthTrust’s employees or agents, or by a third party auditor. This right of audit may be exercised no more than one (1) time per year for Participant and each Facility. Participant will cooperate with HealthTrust to provide the above-stated materials, and to provide any reasonable assistance to HealthTrust and its auditors necessary for HealthTrust to carry out any audit as permitted herein, at no cost to HealthTrust. If access to PHI by HealthTrust will be required for an audit, the Parties will enter into a Business Associate Agreement containing mutually agreed to terms.

13.	Notices.

All notices or other communications required or permitted under this Agreement shall be in writing and sent by express delivery service, with proof of delivery; electronic mail with receipt acknowledgement; or delivered personally. Notices shall be deemed to have been given upon receipt. Notices shall be addressed to each Party as set forth below:

Address for Notice:

Vice-President, Sales and Marketing

HealthTrust Purchasing Group, L.P.

155 Franklin Road, Suite 400

Brentwood, Tennessee 37027

Email: CorpDLSalesNotice@Healthtrustpg.com

With a copy to:

Chief Legal Officer

HealthTrust Purchasing Group, L.P.

155 Franklin Road, Suite 400

Brentwood, Tennessee 37027

Email: CorpDLLegalNotice@Healthtrustpg.com

Participant: to the address provided in the text box.

14.	Assignment.

Neither Participant nor any Facility may assign this Agreement, or any of its rights or obligations set forth herein, without the prior written consent of HealthTrust. No assignment in violation of the provisions of this Agreement shall vest any rights in any purported assignee. Participant hereby consents to assignment by HealthTrust of its rights and obligations under this Agreement to any Affiliate of HCA Holdings, Inc., or to a successor entity of HealthTrust as part of an internal reorganization of HealthTrust which results in HealthTrust being organized in one or more different legal entities or any other corporate form(s), whether through conversion, merger, or otherwise. Subject to the foregoing, all terms, conditions, covenants and agreements contained herein shall inure to the benefit of and be binding upon any successor and any permitted assignees of the respective Parties. It is further understood and agreed that consent by HealthTrust to the assignment of this Agreement by Participant or any Facility in one instance shall not constitute consent by HealthTrust to any other assignment.

15.	Entire Agreement.

15.1	This Agreement, together with the exhibits thereto, as such exhibits may be modified or supplemented from time to time pursuant to the terms of this Agreement, sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No Party has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other Party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the exhibits hereto.

15.2	All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently. The failure by either Party to enforce any term shall not be deemed to be a waiver of future enforcement of that or any other term of this Agreement.

16.	Severability.

This Agreement shall be construed to be in accordance with any and all applicable federal and state laws and regulations. In the event there is a change in any applicable laws and regulation that has any material effect on the legality of any provision of this Agreement (“Affected

Provision”), then the Affected Provision shall be deemed ineffective to the extent of such change in law or regulation without invalidating the remaining provisions hereof or affecting the validity or enforceability of such Affected Provision in any other jurisdiction. The Affected Provision shall be renegotiated in good faith by the Parties at the written request of either Party (the Party making such request is hereinafter referred to as the “Requesting Party”). If the parties are unable to renegotiate the Affected Provision to bring it into compliance with the applicable law or regulation within forty-five (45) days of the date on which the Requesting Party provides notice of the change, the Affected Provision will be terminated and be of no further force and effect. In such event, the remainder of the Agreement shall remain in full force and effect.

17.	Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to the conflict of laws and principles. Participant and HealthTrust each expressly submits and consents to the jurisdiction of any Tennessee State Court sitting in Nashville, Tennessee or the United States District Court for the Middle District of Tennessee with respect to any legal proceedings arising out of or relating to this Agreement and waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.

18.	Waiver of Jury Trial.

PARTICIPANT AND HEALTHTRUST EACH HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES; THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY REPRESENTS AND CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY. EACH PARTY REPRESENTS THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19.	Counterparts; Means of Execution.

This Agreement and any amendments may be executed by the Parties individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. Execution and delivery of this Agreement and any amendments by the Parties shall be legally valid and effective through: (i) executing and delivering the paper copy of the document; (ii) transmitting the executed paper copy of the document by facsimile transmission, or electronic mail in “portable document format” (“.pdf”) or other electronically scanned format; or (iii) creating, generating, sending, receiving or storing by electronic means this Agreement and any amendments, the execution of which is accomplished through use of an electronic process associated with this Agreement, and executed or adopted by a Party with the intent to execute this Agreement (i.e., “electronic signature” through a process such as DocuSign®).

20.	Amendment.

Except as provided in Section 3.1, this Agreement may be amended, modified, superseded or supplemented only by a written instrument expressly stating an intent to amend, modify, supersede, or supplement this Agreement, executed and delivered by each of the Parties.

21.	Data.

HealthTrust shall be the exclusive owner of the compilation of pricing data related to Products and Services. All purchasing transaction data (other than pricing data related to Products and Services) resulting from purchase of Products and Services by Participant and Facilities shall be owned by Participant. Participant will transmit its procurement data to HealthTrust through a data feed in a format and frequency specified by HealthTrust. Participant hereby authorizes HealthTrust to have access to Participant’s (and Facilities’) purchasing transaction data, whether through Vendors, distributors, or any business-to-business e-commerce companies through which orders for Products and Services, as well as for products and services not purchased through Vendor Contracts, are placed by Participant and its Facilities. Participant further authorizes HealthTrust to use purchasing transaction data from Participant and Facilities for statistical analysis, GPO functions and other similar purposes, to provide such data to other members and third parties provided such data is de-identified and no portion of the data contains any PHI or other patient identification information or information that can be specifically traced to Participant or any of its Facilities, in which case such purchasing transaction data shall not be Confidential Information.

22.	No Third-Party Beneficiaries.

This Agreement is solely for the benefit of the Parties, and should not be construed to confer upon any other person any remedy, claim, liability, right of reimbursement, claim of action or other right.

23.	Drug Enforcement Administration Registration Numbers.

Participant hereby consents to HealthTrust providing Drug Enforcement Administration registration numbers (“DEA” numbers) for itself and all Facilities, to HealthTrust Vendors, including authorized HealthTrust distributors; and to HealthTrust receiving such DEA numbers from HealthTrust Vendors, authorized HealthTrust distributors, and any other appropriate sources.

24.	Name and Logos.

Participant authorizes HealthTrust to use Participant’s names and logos, as provided by Participant to HealthTrust, on HealthTrust’s proprietary website and other HealthTrust publications listing Participant among other entities that are members of HealthTrust.

25.	Force Majeure.

Neither Party shall be liable to the other Party for any delay or failure to perform its obligations hereunder if such delay or failure results from causes beyond its reasonable control. Such causes may include, without limitation, acts of God, fires or other catastrophes, telecommunications failures, equipment failures, power failures, labor disputes, strikes, delays in transportation, riots, war, governmental regulations, non-performance by suppliers and Vendors, or problems experienced by HealthTrust as a result of its own, HCA Holdings, Inc. or any other third party’s computer software or hardware failures (an “Event of Force Majeure”). Each party shall give the other party prompt notice of any Event of Force Majeure that may cause delay or non-performance of its obligations hereunder.

[Signature page follows]

IN WITNESS WHEREOF, each Party has duly executed, or has caused this Agreement to be duly executed, as of the date first above written.

HealthTrust Purchasing Group, L.P.	Participant: QHCCS, LLC
By its general partner, HPG Enterprises, LLC

HealthTrust Signee:	Participant Signee:

HealthTrust Signee Name:	Participant Signee Name:

HealthTrust Signee Title:	Participant Signee Title:

HealthTrust Signature Date:	Participant Signature Date:

Exhibits List

The following Exhibits are part of the Agreement and are hereby incorporated by reference.

A.	Compliance Exceptions Required by Limitations Imposed Under Participant’s Existing Vendor Contracts

B.	List of Facilities

C.	GPO Affiliation Certificate

D.	Compliance Certificate

EXHIBIT A

Compliance Exceptions Required by Limitations

Imposed by Participant’s Existing Vendor Contracts

[Describe contract parties, products and services covered by long term contracts, and provide termination date.]

NONE

Exhibit B

LIST OF HOSPITALS AND OTHER

HEALTHCARE FACILITIES AND SERVICES

Facility Name
Address:
City, ST, Zip:
Relationship to Participant:	☐ Owned ☐ Managed ☐ Joint Venture ☐ Partnership ☐ Other
Class of Trade:
Description (Facility Type):

EXHIBIT C

GPO Affiliation Certificate

The Participant listed at the end of this GPO Affiliation Certificate (“GPOAC”) and those Facilities on the attached list (if any is attached) hereby confirm that they have designated HealthTrust Purchasing Group, L.P. (“HealthTrust”) as their sole GPO affiliation pursuant to a written Participation Agreement with QHCCS, LLC dated as of February 1, 2016. Participant and those Facilities listed on the attached shall be eligible to participate in the Program upon HealthTrust providing notice to Vendor and Participant of Participant’s “Eligibility Date”. Eligibility Date shall mean the date Participant and Facilities will be able to start purchasing products and services under the Program. Vendors having contracts with HealthTrust are hereby instructed and authorized to remove the Participant and Facilities from any other GPO affiliations for purchasing products from such Vendors. HealthTrust is hereby authorized to provide copies of this GPOAC to its Vendors and HealthTrust Vendors shall be entitled to rely on the contents of this GPOAC. The parties agree that changes to Participant’s and any Facility’s DEA number, contact information, address correction and other such information that do not change the terms and conditions of the Participation Agreement may be completed in the HealthTrust databases without requiring any amendment to the Participation Agreement.

Participant confirms that it is authorized to enter into and to execute this GPOAC on behalf of each Facility; and in addition, on behalf of itself and each Facility agrees: (i) in consideration of having access to the Program, Participant and each Facility will comply with, and be bound by, the terms and conditions of this Participation Agreement as if a party thereto; (ii) to purchase products from Vendors only for its “own use” in connection with the provision of healthcare services; and (iii) to comply with all terms and conditions of Vendor Contracts, including without limitation payment terms, compliance levels, and arbitration or other dispute resolution provisions with respect to their respective purchases. Participant recognizes that failure to comply with these obligations by Participant or any Facility could result in termination of the Participation Agreement as to Participant and/or a Facility.

This GPOAC, the Participation Agreement and any amendments to such documents (each, a “Document”), may be executed by the Parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. Execution and delivery of this Agreement and any amendments by the Parties shall be effective through (i) executing and delivering the paper copy of the document, (ii) transmitting the executed paper copy of the document by facsimile transmission, or electronic mail in “portable document format” (“.pdf”) or other electronically scanned format, or (iii) creating, generating, sending, receiving or storing by electronic means this Agreement and any amendments, the execution of which is accomplished through use of an electronic process associated with this Agreement, and executed or adopted by a Party with the intent to execute this Agreement (i.e., “electronic signature” through a process such as DocuSign®).

Participant, on behalf of itself and each Facility, acknowledges that with respect to its purchases from Vendors, (a) HealthTrust is acting as a group purchasing organization for which it will receive fees from Vendors and (b) Participant and Facilities may receive rebates from Vendors either directly or through HealthTrust. With respect to such rebates, Participant and Facilities intend to comply with the requirements of the applicable law and safe harbor regulations.

QHCCS, LLC	*GPOID:

A list containing the name of the Facilities with specific identification information is attached hereto and incorporated herein.

Participant Signee:

Participant Signee Name:

Participant Signee Title:

Participant Signature Date:

*	GPOID will be entered by HealthTrust for all locations.

GPO Affiliation Certificate Facility List

Non-Pharmacy Eligibility Date:
Pharmacy Eligibility Date:
Facility Name
Address:
City, ST, Zip:
Relationship to Participant:	☐ Owned ☐ Managed ☐ Joint Venture ☐ Partnership ☐ Other
Class of Trade:
Description (Facility Type):
*GPOID:

*	GPOID will be entered by HealthTrust for all locations.

EXHIBIT D

Compliance Certificate

At HealthTrust’s request, the compliance certificate described in Section 5.3 of the Agreement shall include, at least, the following information for each Facility:

1.	Participant at a minimum must provide to HealthTrust, on a quarterly (calendar) basis, the total non-distributed supply expense and total non-distributed enterprise-wide expense.

2.	Where possible, Participant must additionally supply on a quarterly basis to HealthTrust total non-distributed contract spend by contract number.

3.	Participant agrees to cause its distributor to provide to HealthTrust, on a quarterly basis, total distributed and contracted supply expense (net of distributor mark-up) by contract number and to additionally provide total distributed (contract and non-contract) supply expense by Facility.